SECURITIES AND EXCHANGE COMMISSION



                             Washington, D.C.  20549



                                      FORM 8-K


                                   CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



                                  September 23, 1997




                                   Mallinckrodt Inc.
               (Exact name of registrant as specified in its charter)




            New York                1-483            36-1263901
  (State or other jurisdiction   (Commission     (I.R.S. Employer
   of incorporation)              File Number)    Identification No.)



 7733 Forsyth Boulevard, St. Louis, MO                    63105-1820
(Address of principal executive offices)                  (ZIP Code)


Registrant's telephone number,                         (314) 854-5200
    including area code

Item 5.  Other Events
A press release was issued September 23, 1997. The relevant portion of the text of that release was as follows:

MALLINCKRODT UPDATES INVESTORS ON NELLCOR ACQUISITION,
FIRST-QUARTER PROSPECTS

NEW YORK, September 23, 1997 - Mallinckrodt Inc. (NYSE:MKG) has developed a comprehensive integration process for the recently acquired Nellcor Puritan Bennett, and it will fully capture the value of the acquisition, said C. Ray Holman, chairman and chief executive officer. Holman and Mallinckrodt's chief financial officer, Michael
A. Rocca, spoke today at the Donaldson, Lufkin and Jenrette investors conference here.
     "The Nellcor business is progressing well, and we expect it to fully achieve its objectives for the first quarter and the entire fiscal year," Holman said. "It is living up to our expectations and will be a strong contributor in coming years."
     "Mallinckrodt is on course to achieve earnings in line with consensus analyst estimates for fiscal 1998," Rocca said. "However, first-quarter earnings from continuing operations will be below the same period last year and from six to nine cents below consensus analyst estimates before non-recurring charges," he said.
     The primary factor affecting on-going earnings per share is lower effective average selling prices on X-ray contrast media products in the first quarter. Accelerated compliance growth among members of group purchasing organizations served by Mallinckrodt has led to effective lower selling prices. Mallinckrodt expects these trends to moderate in coming months and to have a reduced impact in the second half of the fiscal year. Continuing cost reduction efforts and volume increases also will help offset the impact of pricing pressures.
     Non-recurring charges are related primarily to the acquisition of Nellcor Puritan Bennett. Mallinckrodt also anticipates recording a charge to be taken in connection with patent litigation involving patient warming systems in critical care settings. A jury has set damages of $16.8 million in the suit. Mallinckrodt will record a yet-to-be-determined provision in the first quarter but believes the finding of patent infringement is in error and will vigorously pursue an appeal to reverse the decision.
     Mallinckrodt serves healthcare and specialty chemicals markets worldwide. The company has four major businesses - pharmaceuticals, diagnostic imaging, respiratory care and specialty chemicals. The St. Louis, Missouri-based company, with fiscal 1997 net adjusted sales of $1.9 billion, operates in more than 100 countries. The Mallinckrodt web site address is (www.mallinckrodt.com).
                                      # # #
Mallinckrodt Inc.



Roger A. Keller
Vice President, Secretary
and General Counsel

DATE:  September 25, 1997